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                       April 7, 2023

       P. Scott Stubbs
       Executive Vice President and Chief Financial Officer
       Extra Space Storage Inc.
       2795 East Cottonwood Parkway, Suite 300
       Salt Lake City, Utah 84121

                                                        Re: Extra Space Storage
Inc.
                                                            Form 10-K for the
fiscal year ending December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-32269

       Dear P. Scott Stubbs:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction